EXHIBIT A 10.3.1
CENTRAL VERMONT PUBLIC SERVICE CORPORATION OFFICERS’ SUPPLEMENTAL RETIREMENT AND DEFERRED COMPENSATION PLAN Amended And Restated August 4, 2008 With An Effective Date of January 1, 2008

CENTRAL VERMONT PUBLIC SERVICE CORPORATION OFFICERS’ SUPPLEMENTAL RETIREMENT AND DEFERRED COMPENSATION PLAN TABLE OF CONTENTS
PREAMBLE		4
ARTICLE I	DEFINITIONS	5
ARTICLE II	PLAN ELIGIBILITY	7
ARTICLE III	AMOUNT OF BENEFIT	7
3.1	Retirement Benefits	7
3.2	[Reserved]	8
3.3	Death Benefits	8
3.4	Benefits Upon a Change in Control	9
ARTICLE IV	FORM AND TIMING OF BENEFITS	10
4.1	Normal Retirement Benefits	10
4.2	Discretionary Acceleration of Payments	12
ARTICLE V	VESTING	14
ARTICLE VI	ADMINISTRATION	14
6.1	Plan Administrator	14
6.2	Claims for Benefits	14
6.3	Delegation of Authority	14
6.4	Employees/Agents	15
6.5	Indemnification	15
6.6	Meetings/Quorum	15
6.7	Compliance with Section 409A	15

  (ii)

ARTICLE VII	FUNDING	16
ARTICLE VIII	AMENDMENT AND TERMINATION	16
8.1	Amendment	16
8.2	Termination	16
ARTICLE IX	BENEFITS FOR GRANDFATHERED PARTICIPANTS	17
9.1	Retirement Benefits	17
9.2	Death Benefits	18
9.3	Benefits upon a Change in Control	19
9.4	Form and Timing of Grandfathered Retirement Benefits	19
ARTICLE X	GENERAL PROVISIONS	20
10.1	Payments to Minors and Incompetents	20
10.2	No Contract	21
10.3	Use of Masculine and Feminine; Singular and Plural	21
10.4	Non-Alienation of Benefits	21
10.5	Income Tax Withholding	21
10.6	Governing Law	21
10.7	Captions	21
10.8	Severability	21
APPENDIX A	GRANDFATHERED PARTICIPANTS	23
APPENDIX B	PREDECESSOR PLAN BENEFITS	25
EXHIBIT A	Retirement Benefit Election Form

  (iii)

PREAMBLE

Effective August 1, 1984, Central Vermont Public Service Corporation (the “Employer”) established a non-qualified defined benefit pension plan referred to as the Central Vermont Public Service Corporation Officers’ Supplemental Retirement Plan (the “Plan”) for the benefit of certain employees and their beneficiaries.

The Plan was amended and restated by the Board on August 4, 2008 with an effective date of January 1, 2008.  The 2008 amendment and restatement is intended to (i) bring the Plan into compliance with Section 409A, and (ii) retain for the Participants who are listed on Appendix A (the “Grandfathered Participants”) the flexibility that was afforded to them with regard to the timing and form of payment of that portion of their retirement benefit that is regarded under Section 409A as having been deferred under the Plan prior to January 1, 2005.  Prior to the 2008 amendment and restatement, the Plan was last amended and restated with an effective date of January 1, 2005.  It was amended and restated at that time to better reflect the resolutions of the Employer’s Board, approved October 30, 2000, and to update Appendices A & B to include active benefit recipients.  The Plan was previously amended, restated and renamed as the Officers’ Supplemental Retirement and Deferred Compensation Plan, effective January 1, 1998 and was consolidated to include certain predecessor supplemental retirement and deferred compensation plans of the Employer, as documented in Appendix B attached hereto.

The Plan is intended to provide Participants with the portion of the benefit that cannot accrue under the Pension Plan of Central Vermont Public Service Corporation and Its Subsidiaries because of the compensation limitations of Section 401(a)(17) of the Internal Revenue Code of 1986 (the “Code”) and/or the maximum benefit limitations of Section 415 of the Code.

The Plan is intended to constitute an unfunded, non-qualified pension plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management and highly compensated employees under Section 201(2) of the Employee Retirement Security Act of 1974 (ERISA), as amended (a “Top Hat Plan”).  The Plan is also intended to comply with Section 409A.

ARTICLE I
DEFINITIONS

The following words and phrases when used in the Plan shall have the meanings indicated in this Article I unless a different meaning is plainly required by the context:

“Actuarial Equivalent” means a benefit of equivalent value to another benefit, determined on the basis of the interest and mortality assumptions utilized for determining actuarial equivalence under the Basic Plan.

“Affiliated Employer” means any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Employer; and any other entity required to be aggregated with the Employer pursuant to regulations under Code Section 414(o).

“Basic Plan” means the Pension Plan of Central Vermont Public Service Corporation and Its Subsidiaries, as may be amended from time to time.

“Beneficiary” means the Participant’s Beneficiary (as defined in the Basic Plan) who is eligible to receive payments under the Basic Plan upon the death of the Participant.

“Board” means the Board of Directors of Central Vermont Public Service Corporation.

“Change in Control” shall have the same meaning as the term defined in the Change in Control Agreement approved by the Employer’s Board of Directors on May 6, 2008, as may be amended from time to time.

“Change in Control Agreement” means the agreement entered into between the Participant and the Employer which provides the Participant certain benefits in the event of a Change in Control and termination of Participant’s employment within the period of time and manner prescribed therein.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and pertinent regulations issued thereunder. Reference to any section of the Code shall include any successor provision thereto.

“Compensation” means the annual compensation of a Participant that would otherwise be recognized under the Basic Plan for benefit accrual purposes without regard to the limit on compensation as provided for under Code Section 401(a)(17).

“Employee” means any person who is employed by the Employer or an Affiliated Employer.

“Employer” means Central Vermont Public Service Corporation or its successor or successors.

“Grandfathered Participants” shall have the meaning provided in the Preamble and shall consist of those individuals who are listed on Appendix A.

“Grandfathered Retirement Benefit” means, with respect to each Grandfathered Participant, the present value of the retirement benefit that would have been payable to such Participant had he/she voluntarily retired without cause on December 31, 2004, and received payment of the benefits available from the Plan on the earliest date possible and in the form that provides the maximum value, calculated in accordance with Treasury Regulation Section 1.409A-6(a)(3)(i), as may be amended from time to time.  For this purpose, the calculation shall, by way of example and not limitation, take into account any applicable early retirement reduction factors provided for under the Basic Plan.

“Normal Retirement Benefit” means the retirement benefit provided under Section 3.1(a).

“Participant” means an individual who is a participant of the Basic Plan and who meets the eligibility requirements of Article II herein. The term Participant shall include any Employee who has retired or terminated employment and who is entitled to a benefit under this Plan.  The term Participant shall also include, as the circumstances require, the Participant’s Beneficiary.

“Participating Employer” means the Employer and any other Affiliated Employer (or a division or branch of either) which has adopted this Plan and which has been authorized by the Board to

“Payment Trigger” shall have the meaning provided for in the Change in Control Agreement.

“Pension Committee” means the committee appointed by the Board to administer the Basic Plan.

“Plan” means the Central Vermont Public Service Corporation Officers’ Supplemental Retirement and Deferred Compensation Plan as set forth in this document and as it may be amended from time to time.

“Plan Year” means the 12-month period commencing each January 1 and ending on the immediately following December 31.

“Section 409A” means Code Section 409A and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the Department of Treasury or the Internal Revenue Service.

“Separation from Service” means a termination of employment with Employer in such manner as to constitute a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

ARTICLE II
PLAN ELIGIBILITY

An Employee shall become a Participant hereunder if such Employee is a participant under the Basic Plan and:

(a)	such Employee’s Compensation is not fully recognized under the Basic Plan because of the compensation limitations imposed by Code Section 401(a)(17); or

(b)	such Employee’s Basic Plan retirement benefit is restricted or reduced by the Code Section 415 limitations on maximum pension benefits; and

(c)	such Employee is (i) expressly selected by the Board, in its sole discretion, to participate in the Plan, or (ii) an officer of the Employer who holds one of the following job titles:

• Assistant Vice President;

• Vice-President;

• Senior Vice President; or

• President and/or Chief Executive Officer

ARTICLE III
AMOUNT OF BENEFIT

Except as provided under Article IX with regard to the Grandfathered Participants, the benefits payable under the Plan shall be as provided for in this Article III.

3.1	Retirement Benefits.

(a)	Normal Retirement Benefit. The benefit payable under this Plan to a Participant shall equal the excess, if any, of (i) over (ii) where:

(i)
is the benefit which would have been paid to such Participant as a single life annuity under the Basic Plan, if the provisions of the Basic Plan were administered without regard to the benefit limitations of Code Section 415 and regulations thereunder and without regard to the compensation limits of Code Section 401(a)(17) and regulations thereunder; and

(ii)	is the benefit which is payable to such Participant as a single life annuity under the Basic Plan.

If a Participant elects to retire under the early retirement provisions of the Basic Plan, his/her retirement benefit hereunder shall be subject to the same early retirement reduction factors as are applicable to his/her benefit payable under the Basic Plan.

(b)	Actuarial Adjustment. If a benefit is paid in a form other than a single life annuity, the benefit described above shall be the Actuarial Equivalent of a single life annuity form of payment.

3.2	[Reserved]

3.3	Death Benefits.

(a)
Pre-retirement Survivor Annuity.  A Participant’s Beneficiary who is entitled to a pre-retirement survivor annuity under Section 6.02 or 6.03 of the Basic Plan, shall also be entitled to receive a pre-retirement survivor annuity from this Plan.  The pre-retirement survivor annuity payable under this Plan to a Beneficiary shall equal the excess, if any, of (i) over (ii) where:

(i)
is the pre-retirement survivor annuity which would have been paid to such Beneficiary under Section 6.02 or 6.03 of the Basic Plan, if the provisions of the Basic Plan were administered without regard to the benefit limitations of Code Section 415 and regulations thereunder and without regard to the compensation limits of Code Section 401(a)(17) and regulations thereunder; and

(ii)	is the pre-retirement survivor annuity which is payable to such Beneficiary under Section 6.02 or 6.03 of the Basic Plan.

(b)
Elections.  Notwithstanding the elections that are available to a Beneficiary under the Basic Plan with regard to the time for commencement of the pre-retirement survivor annuity, a Beneficiary under the Plan shall have no such options with respect to the pre-retirement survivor annuity payable under the Plan and such annuity shall commence at the time specified under Section 6.02 or 6.03 of the Basic Plan without regard to the elections thereunder.

(c)
Death Following Commencement of Benefits.  If a Participant dies at any time after retirement benefits have begun, no death benefit shall be payable to anyone unless the form in which the retirement benefit was being paid provided for a continuing payment.  If the retirement benefit form of payment provided for a continuing payment, the death benefit shall be the amount payable under the terms of such form of payment.

(d)
Death Following Payment Trigger.  In the event a Participant, whose benefit is determined under Section 3.4 as a result of a Change in Control, dies prior to payment of such benefit, the death benefits described in paragraphs (a) of this Section 3.3, shall be determined on the basis of the enhanced benefits described in Section 3.4(a).

3.4	Benefits Upon a Change in Control.

(a)
Change in Control Benefit.  Upon the occurrence of a Payment Trigger, a Participant who is a party to a Change in Control Agreement, and who satisfies the restrictive covenants contained therein as well as any obligation to provide consulting services thereunder, shall be entitled to the benefit described in Section 3.1(a), provided that such benefit shall be determined taking into account the additional years of benefit accruals afforded the Participant under Section 4(G) of the Change in Control Agreement and assuming Participant’s compensation under the Basic Plan for such additional period of time is equal to Participant’s compensation for the Plan Year immediately preceding the Plan Year in which the Change in Control occurs..

(b)
Time for and Form of Payment.  Benefits determined under Section 3.4(a), shall be payable at the later of the date the Participant attains age 55 and the date on which severance compensation benefits become payable under the Participant’s Change in Control Agreement. The form of the payment shall be in accordance with the Participant’s election or deemed election as provided for under Article IV.

ARTICLE IV
FORM AND TIMING OF BENEFITS

4.1           Normal Retirement Benefits.

(a)
Form of Payment.  Payment of a Normal Retirement Benefit described in Section 3.1 shall be made in accordance with the form selected by the Participant from among the options provided for under Sections 5.03, 5.04, 5.05, 5.06 and 5.07 of the Basic Plan.  With regard to the lump-sum option provided for in Section 5.06, once elected that form of payment may not be revoked or otherwise changed except as provided for in Section 4.1(d).

(b)
Time for Payment of Normal Retirement Benefits.  Payment of Normal Retirement Benefits shall commence on the later of (i) the first day of the seventh month following Participant’s Separation from Service or (ii) the date selected by the Participant.

In the event that a Participant commences receiving benefits under this Section 4.2 and is subsequently reemployed by the Employer or an Affiliated Employer, payment of benefits under this Section 4.2 shall continue and shall not be suspended as required by Section 409A.

(c)
Time and Method of Election.  Every individual who was a Participant of the Plan on January 1, 2008, and who, at such time, had not yet retired or otherwise experienced a Separation from Service, shall elect the form and time for payment of his/her Normal Retirement Benefit on or before December 31, 2008.  The election shall be made by completing the Retirement Benefit Election Form attached hereto as Exhibit A, as the same may be amended from time to time, and submitting said Form with the Pension Committee on or before December 31, 2008.

Upon attaining eligibility as provided for under Article II, a new Participant must submit a Retirement Benefit Election Form with the Pension Committee on or before January 30 following the calendar year in which the Participant first becomes eligible for Normal Retirement Benefits under the Plan.  Should a new Participant fail to make a timely submission of his/her Retirement Benefit Election Form, the Participant shall be deemed to have elected to receive his/her Normal Retirement Benefit in the form a single life annuity commencing on the first day of the seventh month following Separation from Service.

Once a Participant elects or is deemed to have elected a form and time for payment of his/her Normal Retirement Benefit, that election shall not be changed accept as provided for in Section 4.1(d).

(d)
Changes in Retirement Benefit Election.  A Participant may not change the form or time for the payment of the Participant’s Retirement Benefit (a “Subsequent Payment Election”) unless such Election complies with the following rules:

(i)
The Subsequent Payment Election most recently accepted by the Plan Pension Committee and that satisfies the requirements of this Section 4.1(d) shall govern notwithstanding any prior election to the contrary;

(ii)
The Subsequent Payment Election may not take effect until at least 12 months after the date on which it is accepted by the Pension Committee.  For this purpose, an annuity or installment form of payment shall be treated as a single payment rather than a series of payments.  Accordingly, a subsequent payment election may not be made during the 12-month period preceding the date on which the first annuity or installment amount was scheduled to be paid;

(iii)
The Subsequent Payment Election, must specify a new payment date that is at least 5 years after the previously scheduled payment date (or, in the case of an annuity or installment election, at least 5 years from the date the first amount was scheduled to be paid); and

(iv)
A change from one form of life annuity to another form of life annuity before any annuity payment has been made shall not be considered a change in the time or form of payment provided that the date scheduled for the first annuity payment remains the same and the annuities are Actuarial Equivalents.

(e)
Required Beginning Date.  In no event, may a Participant specify a date on which payments shall commence that is later than the later of (i) April 1 following the calendar year in which the  Participant attains age 70 ½, or (ii) the first day of the seventh month following Participant’s Separation from Service.

4.2
Discretionary Acceleration of Payments. To the extent permitted by Section 409A, the Pension Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section.  The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.

(a)
Domestic Relations Orders. The Pension Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

(b)
Conflicts of Interest. The Pension Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any federal officer or employee in the executive branch to comply with an ethics agreement with the federal government. Additionally, the Pension Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan the to the extent reasonably necessary to avoid the violation of an applicable federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his/her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c)
Employment Taxes. The  Pension Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2) where applicable, on compensation deferred under the Plan (the “FICA amount”). Additionally, the Pension Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA amount, and the income tax withholding related to such FICA amount.

(d)
Limited Cash-Outs. The Pension Committee may, in its sole discretion, require a mandatory lump sum payment of amounts payable under the Plan if that amount does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A.

(e)
Payment Upon Income Inclusion Under Section 409A. The Pension Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Code Section 409A. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

(f)
Bona Fide Disputes as to a Right to a Payment. The Pension Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and Employer (or any entity which would be considered to be a single employer with Employer under Code Sections 414(b) or Section 414(c)) of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

(g)
Plan Terminations and Liquidations. The Pension Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 8.2 hereof.

(h)
Other Events and Conditions.  A payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.  Notwithstanding anything contained in this Section 4.2 to the contrary, in no event may a payment be accelerated under Sections 4.2(d), (e), (f), (g), or (h) following a Participant’s Separation from Service to a date that is prior to the first day of the seventh month following  the Participant’s Separation from Service (or if earlier, upon the Participant’s death).  Except as otherwise specifically provided in this Plan, including but not limited to this Section 4.2 and Section 8.2 hereof, the Pension Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Code Section 409A.

ARTICLE V
VESTING

Subject to Article VIII and except as otherwise provided in an applicable Change in Control Agreement and Appendix A, a Participant has a nonforfeitable interest in retirement benefits under this Plan beginning at the same time and under the same conditions as applicable to his/her retirement benefits under the Basic Plan.

ARTICLE VI
ADMINISTRATION

6.1
Plan Administrator.  This Plan shall be administered by the Employer through the Pension Committee in a manner consistent with the administration of the Basic Plan as set forth in the Basic Plan, except as specifically provided herein.

The Pension Committee shall have full discretion to interpret and administer this Plan and its decision in any matter involving the interpretation and application of this Plan shall be final and binding on all parties.

6.2
Claims for Benefits.  All claims for benefits under this Plan shall be made in writing to the Pension Committee. Such claims for benefits, responses by the Pension Committee, and any appeals thereof shall be made in accordance with the provisions for claims procedures, as set forth in the Basic Plan.

6.3
Delegation of Authority.  The members of the Pension Committee may authorize one or more of their number to execute or deliver any instrument, make any payment or perform any other act which the Plan authorizes or requires the Pension Committee to do.  Any responsibility or authority assigned to the Pension Committee under the Plan may be delegated to any other person or persons, by name or in the case of a delegation to an employee of the Employer by title or position with the Employer, provided such delegation is revocable by the Pension Committee at any time in its discretion.

6.4
Employees/Agents.  The Pension Committee may employ counsel and other agents and may procure such clerical, accounting, actuarial, consulting and other services as it may require in carrying out the provisions of the Plan.

6.5
Indemnification.  The Employer shall indemnify and save harmless each member of the Pension Committee against all expenses and liabilities arising out of membership on such Pension Committee, provided such indemnification would not be contrary to law or the by-laws of the Employer.  No bond or other security shall be required by the Pension Committee members for the faithful performance of their duties hereunder.

6.6
Meetings/Quorum.  The Pension Committee shall hold meetings upon such notice, at such place or places, and at such times as its members may from time to time determine.  A majority of the members of the Pension Committee at the time in office shall constitute a quorum for the transaction of business.  All actions taken by the Pension Committee at any meeting shall be by vote of the majority of its members present at such meeting, but the Pension Committee may act without a meeting by unanimous action of its members evidenced by a resolution signed by all such members.  Subject to the terms of the Plan, the Pension Committee may from time to time adopt by-laws, rules and regulations for the administration of the Plan and the conduct and transaction of its business and affairs.

6.7
Compliance with Section 409A.  It is intended that the payments and benefits provided under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A. The Plan shall be construed, administered, and governed in a manner that effects such intent, and Employer shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under the Plan may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon a Participant. Although Employer shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed.  Neither, Employer, its subsidiaries nor their respective directors, officers, employees or advisors shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant or other taxpayer as a result of the Plan.

ARTICLE VII
FUNDING

The Employer may set aside assets in a trust or other funding arrangement as it, or its delegate, deems appropriate to anticipate benefit liabilities accumulating under the Plan; provided such arrangement is not considered “funded” for purposes of the Code and the Employee Retirement Income Security Act of 1974.  Accordingly, the assets of any such arrangement shall be subject to the claims of the Participating Employer’s creditors in the event of the Participating Employer’s insolvency.  No portion of any funds set apart for a Participant pursuant to this Article shall be the property of such Participant until distribution thereof has been made to such individual. Further, the rights of a Participant shall be limited to those of a general, unsecured creditor of the Participating Employer who has a claim equal to the value of the Participant’s retirement benefit hereunder.  Benefits under this Plan will be payable from the general assets of the Participating Employer, or from such other funding vehicle established for such purpose as described above, or both. Except as may be otherwise determined by the Board in its sole discretion pursuant to this Article, neither the Participating Employer, the Pension Committee nor any other person shall have any duty to set apart or invest any funds for the purpose of providing benefits pursuant to the terms of the Plan.

ARTICLE VIII
AMENDMENT AND TERMINATION

8.1
Amendment.  The Employer, reserves the right to amend, modify, or suspend this Plan in whole or in part at anytime by action of the Board or the Board’s duly appointed delegate.  No amendment or suspension of the Plan, however, shall reduce the retirement benefit accrued under this Plan as in effect on the date of any amendment, modification, or suspension, except to the extent that the Participant agrees in writing to such reduction.

8.2
Termination.  The Plan is purely voluntary on the part of Employer and Employer reserves the right to terminate the Plan at any time.  In the event that the Plan is terminated, a Participant’s retirement benefits shall be distributed to the Participant on the dates on which the Participant would otherwise receive benefits hereunder without regard to the termination of the Plan. Notwithstanding the preceding sentence, and to the extent permitted under Section 409A, Employer, by action taken by its Board, may terminate the Plan and accelerate the payment of the retirement benefits provided that such payment complies with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix) including the termination and liquidation of  all other deferred compensation arrangements required to be aggregated with the Plan under Section 409A. If the Plan is terminated pursuant to this Section 8.2, Employer shall be prohibited from adopting a new plan or arrangement that would be aggregated with this Plan under Section 409A within 3 years following the date that the Board irrevocably approves the termination and liquidation of the Plan.

Notwithstanding anything contained in this Section 8.2 to the contrary, in no event may a payment be accelerated following a Participant’s Separation from Service to a date that is prior to the first day of the seventh month following the Participant’s Separation from Service (or if earlier, upon the Participant’s death).  This Section 8.2 is intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j)(4)(ix) and shall be interpreted and administered accordingly.

ARTICLE IX
BENEFITS FOR GRANDFATHERED PARTICIPANTS

9.1           Retirement Benefit.

(a)
Calculation of Benefit.  The retirement benefit payable to a Grandfathered Participant consist of two components.  The first, component is the Grandfathered Retirement Benefit which amount is set forth in Paragraph VII of Appendix A and expressed as single life annuity.  The Grandfathered Retirement Benefit is not subject to the limitations contained in Section 409A as to the timing and form of payment, and thus, any election as to the time and form of payment of the Grandfathered Retirement Benefit must comply with Section 9.4.  The second component of the retirement benefit payable to a Grandfathered Participant is the amount by which the “Minimum Retirement Benefit”, as defined in Section 9.1(b), exceeds the Grandfathered Retirement Benefit.  Such excess is subject to the limitations contained Section 409A as to the timing and form of payment, and thus, any election as to the time and form of payment of that amount must comply with Section 4.1.  To be clear and for the avoidance of any doubt, the sum of the two components shall in all cases be the Actuarial Equivalent of the Minimum Retirement Benefit regardless of the form and time selected for the payment of each component.

(b)	Minimum Retirement Benefit. Each Grandfathered Participant shall be entitled to the greater of the benefit provided for under Section 3.1(a), or a benefit equal to (i) plus (ii) minus (iii) where:

(i)	is the Actuarial Equivalent single life annuity of the benefits described in Paragraph I of Appendix A and modified, if at all, by Paragraphs II, III, IV, V and VI of Appendix A;

(ii)
is the benefit that would be payable to such Participant as a single life annuity under the Basic Plan if amounts paid under the Management Incentive Plan for Officers were excluded from compensation under the Basic Plan; and

(iii)	is the benefit that is actually payable to such Participant as a single life annuity under the Basic Plan.

9.2           Death Benefits.

(a)
Minimum Pre-Retirement Survivor Benefit for Grandfathered Participants.  The minimum death benefit payable to the Beneficiary of a Grandfathered Participant shall be the greater of the amount payable under Section 3.3(a) or an amount equal to (i) plus (ii) minus (iii) where:

(i)
is the Actuarial Equivalent single life annuity of the benefits payable to the Participant’s  Beneficiary as described in Paragraph I of Appendix A and modified, if at all, by Paragraphs II, III, IV, V and VI of Appendix A;

(ii)
is the benefit which would be payable to the Participant’s Beneficiary as a pre-retirement survivor annuity under Section 6.02 or 6.03 of the Basic Plan if amounts paid under the Management Incentive Plan for Officers were excluded from compensation under the Basic Plan; and

(iii)	is the benefit which is actually payable to the Participant’s Beneficiary as a pre-retirement survivor annuity under Section 6.02 or 6.03 of the Basic Plan.

(b)
Elections.  Notwithstanding the elections that are available to a Beneficiary under the Basic Plan with regard to the time for commencement of the pre-retirement survivor annuity, a Beneficiary of a Grandfathered Participant shall have no such options with respect to the pre-retirement survivor annuity payable under the Plan and such annuity shall commence at the time specified under Section 6.02 or 6.03 of the Basic Plan without regard to the elections thereunder.

(c)
Death Following Commencement of Benefits.  If a Grandfathered Participant dies at any time after retirement benefits have begun, no death benefit shall be payable to anyone unless the form in which the retirement benefit was being paid provided for a continuing payment.  If the retirement benefit form of payment provided for a continuing payment, the death benefit shall be the amount payable under the terms of such form of payment.

9.3           Benefits upon a Change in Control.

(a)
Change In Control Benefit. Upon the occurrence of a Payment Trigger, a Grandfathered Participant who is a party to a Change in Control Agreement, and who satisfies the restrictive covenants contained therein as well as any obligation to provide consulting services thereunder, shall be entitled to the benefit described in Section 9.1(b) without regard to the age and service requirements of Paragraph III(a) of Appendix A.  However, benefits payable under this Section 9.3 (a) shall be subject to the early retirement reduction specified in Paragraph III(b) of Appendix A.

(b)
Time for and Form of Payment.  Benefits determined under Section 9.3(a), shall be payable at the later of the date the Participant attains age 55 and the date on which severance compensation benefits become payable under the Participant’s Change in Control Agreement. The form of payment shall be in accordance with the Participant’s election as provided for under Section 9.4 with regard to the Participant’s Grandfathered Benefit and Article IV with regard to the amount by which the Participant’s Minimum Retirement Benefit exceeds the Participant’s Grandfathered Benefit.

9.4           Form and Timing of Grandfathered Retirement Benefits.

(a)
Form of Payment.  Except as provided in Section 9.4(b) with regard to payment in the form of a lump sum, payment of the Grandfathered Retirement Benefits under this Plan shall be made in the same form as the benefit paid to, or on behalf of, the Participant under the Basic Plan.  If a Participant or Beneficiary elects an optional form of payment under the Basic Plan, the same form of payment shall automatically apply to the Participant’s Grandfathered Retirement Benefit including the actuarial equivalent adjustment factors prescribed under the Basic Plan.

(b)
Lump-Sum Payment.  In order to receive the Grandfathered Retirement Benefit in the form of a lump-sum payment as provided for under Section 5.06 of the Basic Plan, that election must be made at least two years prior to the date when the Participant will begin receiving benefits under the Basic Plan.  Failure to make the election prior to such two-year period will limit the form of payment of the Grandfathered Retirement Benefit to the options provided in Sections 5.03, 5.04, 5.05 and 5.07 of the Basic Plan.  While an election to receive the retirement benefit provided under the Basic Plan in the form of a lump sum may be changed during the two-year period preceding the payment date, once made the lump-sum election shall become irrevocable with regard to the Grandfathered Retirement Benefit during such two-year period.

(c)
Time for Payment of Benefits.  Subject to the change in control provisions of Section 9.3, a Grandfathered Participant shall be eligible for benefits under this Plan if and when such individual begins receiving benefits under the Basic Plan.  Grandfathered Retirement Benefits shall commence on the same date on which the Participant commences benefits under the Basic Plan.  In the event that a Grandfathered Participant commences receiving benefits under this Section 9.3 and is subsequently reemployed by the Employer or an Affiliated Employer, payment of the Grandfathered Retirement Benefits shall be suspended and shall not resume until the benefits payable to the Participant under the Basic Plan are resumed. Grandfathered Retirement Benefits under this Section 9.3 shall always be suspended and resumed when benefits under the Basic Plan are suspended and resumed.

(d)
Pension Committee Discretion.  The Board may, at its discretion, instruct the Pension Committee to pay the Actuarial Equivalent of a Grandfathered Participant’s Grandfathered Retirement Benefit in a single lump sum at such earlier date as it determines.

ARTICLE X
GENERAL PROVISIONS

10.1
Payments to Minors and Incompetents.  If any Participant entitled to receive any benefits hereunder is a minor or is deemed by the Pension Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to such person or institution as the Pension Committee may designate or to the duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any such payment under the Plan.

10.2
No Contract.  This Plan shall not be deemed a contract of employment with any Participant, nor shall any provision hereof affect the right of the Employer or any Affiliated Employer to terminate a Participant’s employment.

10.3
Use of Masculine and Feminine; Singular and Plural.  Wherever used in this Plan, the masculine gender will include the feminine gender and the singular will include the plural, unless the context indicates otherwise.

10.4
Non-Alienation of Benefits.  No amount payable to, or held under the Plan for the account of, any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; nor shall any amount payable to, or held under the Plan for the account of, any Participant be in any manner liable for such Participant’s debts, contracts, liabilities, engagements, or torts, or be subject to any legal process to levy upon or attach.

10.5
Income Tax Withholding.  The Participating Employer may withhold from any payments hereunder such amount as it may be required to withhold under applicable Federal, state, or other law, and transmit such withheld amounts to the appropriate taxing authority.

10.6
Governing Law.  The provisions of the Plan shall be interpreted, construed, and administered in accordance with the Code, the Employee Retirement Income Security Act of  1974, and the laws of the State of Vermont, to the extent each such law is applicable.

10.7
Captions.  The captions contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of the Plan nor in any way affect the construction of any provision of the Plan.

10.8
Severability.  If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

IN WITNESS WHEREOF, the Employer has caused this instrument to be executed by its duly authorized officer with an effective date of January 1, 2008.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
By:	/s/ Robert H. Young
Title:	President & Chief Executive Officer
Attest:
By: /s/ Dale A. Rocheleau Dale A. Rocheleau (Corporate Seal)

APPENDIX A

GRANDFATHERED PARTICIPANTS

I.           Schedule of Minimum Benefits for Participants in the Plan as of December 31, 1997:

Name	Percentage of Earnings at Retirement*
William Deehan	33%
Joseph Kraus	33%
Robert Young	44%

*
Earnings is defined as base salary paid during the Grandfathered Participant’s final year of employment, without regard to the compensation limitations of Code Section 401(a)(17) and regulations thereunder.

II.
A Grandfathered Participant shall be entitled to the minimum benefit under this Appendix A upon his/her retirement from active employment with the Employer or Affiliated Employer on or after attainment of age 65.

III.	(a)
A Grandfathered Participant may retire from active employment with the Employer or Affiliated at any time between his/her attainment of age 55 and 65, provided he has completed at least 10 years of service, as defined under the terms of the Basic Plan for vesting purposes.

(b)
A Grandfathered Participant who has satisfied the requirements for early retirement set forth in Paragraph III(a), shall be entitled to commence receipt of his/her benefit as of any date on or after his/her attainment of age 60. The Grandfathered Participant’s retirement benefit shall be subject to a reduction of 5/12 of 1% for each full month by which payment of his/her benefit precedes his/her 65th birthday.

IV.
In the event that a Grandfathered Participant terminates employment or dies prior to becoming eligible for retirement, as set forth in Paragraph II or III(a) above, no benefits shall be payable under this Appendix A.

V.
In the event that a Grandfathered Participant dies on or after becoming eligible for retirement as set forth in Paragraph II or III(a) above, the benefit under this Appendix A shall be payable to the Participant’s designated Beneficiary. In addition, the Participant’s Beneficiary shall be entitled to a death benefit of $166,667, payable in a single lump sum.

VI.
Benefits under this Appendix A shall be payable on a monthly basis, in the form of a 180-month guaranteed annuity. If the Grandfathered Participant dies before payment of the guaranteed 180 monthly installments, payment of any remaining installments shall be made to his/her designated Beneficiary. If the designated Beneficiary dies before the guaranteed total of 180 monthly payments are made, any remaining payments shall be paid to the Beneficiary’s estate.

VII.

Grandfathered Participants	Grandfather Benefit*
William Deehan	$51,700
Joseph Kraus	$64,300
Robert Young	$164,700

*Expressed as an annual benefit based on a single-life annuity.

APPENDIX B
PREDECESSOR PLAN BENEFITS

The following tables identify benefits of certain retired officers that were earned under predecessor supplemental retirement and deferred compensation plans of the Employer prior to December 1, 1998.  This table is updated for those still receiving benefits as of January 1, 2005.

1986 Deferred Compensation Plan
		Payment Period (1)
Name	Annual Benefit	First	Final
Jonathan Booraem	$12,814.47	12/1/98	11/1/13
Jacquel-Anne Chouinard	$18,145.00	9/1/04	8/1/19
Thomas Hurcomb	$18,979.68	3/1/98	2/1/13
Donald Rushford	$28,434.96	1/1/94	12/1/08
Thomas Webb	$42,620.00	1/1/96	12/1/10

(1)	Benefits are payable in monthly installments in the form of a 15-year certain annuity.

Appendix B
(Cont’d)

1990 Deferred Compensation Plan
		Payment Period (1)
Name	Annual Benefit	First	Final
Thomas Hurcomb	$5,308.20	3/1/98	2/1/13
Donald Rushford	$8,218.68*	9/1/97	9/1/10

(1)	Benefits are payable in monthly installments in the form of a 15-year certain annuity.

*Amount recalculated: interest originally calculated on an annual payments versus monthly, retroactive adjustment of $989.64 included in November ‘97 payment.

Appendix B
(Cont’d)

Pension Restoration under Deferred Compensation Plans
Name	Annual Benefit	Date of First Payment	Form of Payment (1)
Edwin Calcagni (2)	$3,690.00	3/1/90	Life Annuity
Clifford Giffin	$3,067.44	1/1/91	Contingent annuity (50%)
James Griffin	$4,685.16	10/1/86	Life Annuity
Thomas Hurcomb	$753.72	3/1/98	Contingent annuity (100%)
Olga Laird	$1,990.92	3/1/88	Life Annuity
Darrow McLeod	$4,263.12	1/1/90	Contingent annuity (100%)
Donald Rushford	$3,510.60	1/1/94	Contingent annuity (50%)

(1)           Benefits are payable monthly installments.

(2)	Mr. Calcagni died in 1995. The remaining benefit is payable to his spouse for the remainder of her life.

Appendix B
(Cont’d)

Officer’s Supplemental Retirement Plan
		Payment Period (2)
Name	Annual Benefit (1)	First	Final
Jonathan Booraem	$24,098.40	2/1/98	11/1/13
Jacquel-Anne Chouinard	$23,385.00 (3)	9/1/04	8/1/19
James Griffin	$34,755.00 (4)	10/1/86	LIFE
Thomas Hurcomb	$30,730.44	3/1/98	2/1/13
Donald Rushford	$34,785.00	1/1/94	12/1/08
Thomas Webb	120,595.00	1/1/96	12/1/10

(1)	In addition, upon the death of the Participant, the Participant’s Beneficiary shall be entitled to a death benefit of $100,000, payable in a single sum grossed up for taxes.

(2)	Except as noted for Mr. Griffin, benefits are payable in monthly installments in the form of a 15-year certain annuity.

(3)
This is the deferred benefit available at age 65. Reduced benefits are available as early as age 60. The applicable reduction is 5/12 of 1% for each full month by which payment of the benefit precedes age 65.

(4)	Payable as a life annuity.